                                                                  Exhibit (a)(1)

                                 TRANSPRO, INC.

                    OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS
                            UNDER THE TRANSPRO, INC.
                    1995 STOCK PLAN TO PURCHASE COMMON STOCK
              HAVING AN EXERCISE PRICE IN EXCESS OF $4.00 PER SHARE
                     HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

================================================================================

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M., NEW YORK TIME, ON AUGUST 2, 2001,
                          UNLESS THE OFFER IS EXTENDED.

================================================================================

     TransPro, Inc. is offering to exchange for new options all outstanding options to purchase shares of our common stock granted under the TransPro, Inc. 1995 Stock Plan (the "1995 Stock Plan") that have an exercise price in excess of $4.00 per share and are held by option holders who are our employees on the date of the tender of the option and through the date of the grant of the new options. Options that are properly tendered and accepted will be canceled and exchanged for new options under our 1995 Stock Plan as described in greater detail below. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer").

     The number of shares of common stock subject to new options to be granted to each option holder will be equal to:

     o one-half of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is greater than $4.00 but less than $6.00, and

     o one-third of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is equal to or greater than $6.00.

     We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on August 2, 2001 and we expect to cancel options on August 3, 2001, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about February 6, 2002.

     You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in
Section 6 below. If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1995 Stock Plan and enter into a new option agreement with you. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the New York Stock Exchange on the date prior to the date of grant. Each new option will be 100% vested if the tendered options for which such new option is exchanged were 100% vested on the date of cancellation, provided that such new option may not be exercised for a period of six months after the date of grant. Each new option that is not fully vested as of the date of cancellation will be subject to a new vesting schedule so that these new options will vest at the rate of one-third of the total shares underlying the option on each of the one-year, two-year and three-year anniversaries of the date of grant.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the New York Stock Exchange under the symbol "TPR." On July 3, 2001, the closing price of the common stock on the New York Stock Exchange was $3.80 per share. WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Jeffrey L. Jackson at TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513 (phone: 203/401-6414).

     IMPORTANT - If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513 Attn: Jeffrey L. Jackson (fax: 203/401-6470). We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY FEDERAL OR STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................4

INTRODUCTION..................................................................10

THE OFFER.....................................................................11

1.   Number of Options; Expiration Date.......................................11

2.   Purpose of the Offer.....................................................12

3.   Procedures for Tendering Options.........................................13

4.   Withdrawal Rights........................................................14

5.   Acceptance of Options for Exchange and Issuance of New Options...........14

6.   Conditions of the Offer..................................................16

7.   Price Range of Common Stock Underlying the Options.......................17

8.   Source and Amount of Consideration; Terms of New Options.................18

9.   Information Concerning TransPro..........................................23

10.  Interests of Directors and Officers; Transactions and
     Arrangements Concerning the Options......................................24

11.  Status of Options Acquired by us in the Offer; Accounting Consequences
     of the Offer.............................................................24

12.  Legal Matters; Regulatory Approvals......................................25

13.  Material U.S. Federal Income Tax Consequences............................25

14.  Extension of Offer; Termination; Amendment...............................26

15.  Fees and Expenses........................................................27

16.  Additional Information...................................................27

17.  Miscellaneous............................................................28

     SCHEDULE A - Information Concerning the Directors and Executive
     Officers of TransPro, Inc................................................30

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the letter of transmittal and the notice to withdraw tender. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

     We are offering to exchange all outstanding, unexercised stock options held by eligible employees having an exercise price in excess of $4.00 per share which are outstanding under our 1995 Stock Plan, or any lesser number of options that option holders properly tender in the offer, for new options under the 1995 Stock Plan. (Section 1)

WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. The offer is subject to a number of conditions, including the conditions described in Section 6 below. (Section 6)

WHY IS THE OFFER BEING MADE?

     We believe that stock option grants facilitate employee retention and provide incentive for high performance. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value. (Section 2)

WHO IS ELIGIBLE TO PARTICIPATE?

     To receive a grant of new options pursuant to the offer and under the terms of the 1995 Stock Plan, you must be an employee of TransPro continuously from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If for any reason you are not an employee of TransPro or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Sections 1, 5)

HOW MANY SHARES WILL UNDERLIE THE NEW OPTIONS I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     Subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock that is equal to:

     o one-half of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is greater than $4.00 but less than $6.00, and

     o one-third of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is equal to or greater than $6.00.

All new options will be granted under our 1995 Stock Plan and will be subject to the terms and conditions of the 1995 Stock Plan and a new option agreement between you and us. You must execute the new option agreement before receiving your new options. All new options will be for whole shares only. Any partial share amount will be rounded down to the nearest whole share. (Sections 1, 5)

WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on August 3, 2001, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about February 6, 2002. (Sections 3, 5)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant to you of these other options is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants. (Section 11)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELED OPTIONS?

     Yes. Options tendered by you as of the expiration date of the offer will be canceled as soon as practicable after the expiration date. You will no longer have any rights under the canceled options. (Sections 5, 11)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price per share of the new options will be the fair market value on the date of grant. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender must be in excess of $4.00 per share. On July 3, 2001, the closing price of our common stock on the New York Stock Exchange was $3.80 per share. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

     Our 1995 Stock Plan provides that the fair market value of the common stock on the date of grant shall be the last sale price of the common stock on the day next preceding such date as reported on the New York Stock Exchange Composite Tape or, in the event that no sale shall have taken place on a national securities exchange on such next preceding day, the last sale price of the common stock on the next preceding day on which there was a sale as reported on the New York Stock Exchange Composite Tape. In the absence of an established market for our common stock, the board of directors will determine the fair market value of the common stock in good faith in accordance with applicable law and regulations. (Sections 7, 8)

WHEN WILL THE NEW OPTIONS VEST?

     Each new option will be 100% vested if the tendered options for which such new option is exchanged were 100% vested as of the date of cancellation, provided that such new option may not be exercised for a period of six months after the date of grant in order to comply with SEC rules. Each new option that is received in exchange for tendered options not fully vested as of the date of cancellation will be subject to a new vesting schedule such that the options will vest at the rate of one-third of the total shares underlying the option on each of the one-year, two-year and three-year anniversaries of the date of grant. For example, if you originally received a grant of an option to purchase shares that is now fifty percent vested and you choose to tender that option, your new option will be subject in its entirety to the new vesting schedule provided above. (Introduction)

DOES THE NEW GRANT DATE OF THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

     If the tendered option is already fully vested on the date of cancellation, you will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at earliest, six months after the date of grant, which will be at least twelve months and one day after the date of cancellation. This means that if the tendered option is already fully vested on the date of cancellation, then during the period between cancellation and six months after the grant of the new option, you will not be able to purchase shares that you could have purchased under the terms of the canceled option even though the canceled option would have been fully vested. If the tendered option will not be fully vested on the date of cancellation, you will not be able to purchase shares that you could have purchased under the terms of the canceled option until the new option vests as described in the preceding paragraph. If for any reason you are not an employee of TransPro or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Section 8)

WHAT IF THERE IS A STOCK SPLIT, OR A LIQUIDATION, OR A MERGER OR ACQUISITION?

     If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event of a change of control of TransPro occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of TransPro, we will require the acquiring company to also assume the obligation to issue replacement options pursuant to this offer. This offer is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with TransPro and the acquiring company through the replacement option grant date. The amount of shares you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option. We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE SURVIVING COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF WE ARE ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

     You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Section 8)

WILL MY NEW OPTIONS BE EXERCISABLE FOR A SECURITY THAT IS TRADED ON THE NEW YORK STOCK EXCHANGE?

     Your outstanding options under the 1995 Stock Plan are exercisable for shares of our common stock, which currently is traded on the New York Stock Exchange. Companies listed on the New York Stock Exchange are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum closing price of at least $1.00 per share, that a company maintain at least $50 million in market capitalization or stockholders equity, and that the market capitalization of the company be at least $15 million. If a company's market capitalization and stockholders equity falls below $50 million, or the average closing price of its stock over 30 consecutive business days falls below the minimum bid price or the $15 million average minimum market capitalization threshold is not met over a 30 business day period, the New York Stock Exchange will send a deficiency notice informing the company that it has 45 calendar days to submit a plan to the New York Stock Exchange to regain compliance, and if the New York Stock Exchange does not accept the company's plan then a process will begin that could result in delisting from the New York Stock Exchange. In recent periods, our market capitalization has been within ten percent of the $15 million threshold, and it is possible that we could be delisted from the New York Stock Exchange before the grant date of the new options. However, if we were to receive a deficiency notice from the New York Stock Exchange as a result of our extended failure to meet the minimum market capitalization requirement for listing on the New York Stock Exchange, we would take all reasonable measures to maintain our listing. Our listing on the New York Stock Exchange is highly important to us.

     Note that delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and canceled; however, the new options would not be exercisable into securities that are traded on the New York Stock Exchange. Any market on which our common stock would then be traded would likely be a less liquid market than the New York Stock Exchange, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell shares of our common stock. (Section 8)

IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES?

     Note that each option granted, regardless of the number of shares subject to that option, is referred to as a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. (Section 5)

IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

     We are offering to exchange outstanding, unexercised stock options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted. (Section 5)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current options for new options, under current law the exchange would be treated as a non-taxable exchange and you would not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the time of grant of the new options, under current law the grant of options is not recognized as taxable income and you would not be required to recognize income for U.S. federal income tax purposes. (Section
13)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

     Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. (Section
13)

WHEN WILL MY NEW OPTIONS EXPIRE?

     Your new options will expire not more than ten years from the date of grant, or earlier if your employment with us terminates before then. (Section 8)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The offer expires on August 2, 2001, at 5:00 p.m., New York time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Sections 1, 15)

HOW DO I TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 5:00 p.m., New York time, on August 2, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513, Attn: Jeffrey L. Jackson (fax : 203-401-6470). If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer. We reserve the right to reject any or all tenders of options that we determine are not timely or in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before 5:00 p.m., New York time, on August 2, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, you may also withdraw tendered options that are not accepted before 5:00 p.m., New York time, on August 3, 2001. To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513, Attn: Jeffrey
L. Jackson (fax: 203-401-6470). (Sections 3, 4)

AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO TENDER MY OPTIONS?

     After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 5:00 p.m., New York time, on August 2, 2001. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (Sections 3, 4)

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (Section 2, 17)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Jeffrey L. Jackson at TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513 (phone:
203-401-6414, fax: 203-401-6470).

                                  INTRODUCTION

     TransPro, Inc. is offering to exchange for new options all outstanding options to purchase shares of our common stock granted under the TransPro, Inc. 1995 Stock Plan (the "1995 Stock Plan") that have an exercise price in excess of $4.00 per share and are held by option holders who are eligible employees. Only persons who are our employees continuously from the date of the tender of their option and through the date of the grant of the new options are eligible employees. Options that are properly tendered and accepted will be canceled and exchanged for new options under our 1995 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer").

     The number of shares of common stock subject to new options to be granted to each option holder will be equal to:

     o one-half of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is greater than $4.00 but less than $6.00, and

     o one-third of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is equal to or greater than $6.00.

     We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on August 2, 2001 and we expect to cancel options on August 3, 2001, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about February 6, 2002.

     You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in
Section 6 below. If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1995 Stock Plan and enter into a new option agreement with you. The exercise price per share of the new options will be the fair market value on the date of grant under the 1995 Stock Plan, which is generally equal to the last reported sale price per share of our common stock on the New York Stock Exchange on the date prior to the date of grant. Each new option will be 100% vested if the tendered options for which such new option is exchanged were 100% vested on the date of cancellation, provided that such new option may not be exercised for a period of six months after the date of grant. Each new option that is not fully vested as of the date of cancellation will be subject to a new vesting schedule so that the new options will vest at the rate of one-third of the total shares underlying the option on each of the one-year, two-year and three-year anniversaries of the date of grant. For example, if you originally received a grant of an option to purchase shares that is now fifty percent vested and you choose to tender that option, your new option will be subject in its entirety to the new three-year vesting schedule provided above.

     As of July 3, 2001, options to purchase 396,976 shares of our common stock were issued and outstanding under the 1995 Stock Plan. Of these options, options to purchase 116,576 shares of our common stock had an exercise price in excess of $4.00 per share and were held by option holders who were our employees as of that date. The shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 29.6% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the 1995 Stock Plan as of July 3, 2001.

                                    THE OFFER

     1.  NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, we will exchange for new options all outstanding options to purchase shares of our common stock granted under the 1995 Stock Plan that have an exercise price in excess of $4.00 per share and are held by option holders who are eligible employees. Only persons who are our employees continuously from the date of the tender of their option and through the date of the grant of the new options are eligible employees for the offer. Options that are properly tendered and accepted will be canceled and exchanged for new options under our 1995 Stock Plan, unless they are validly withdrawn in accordance with Section 4 below.

     If your options are properly tendered and accepted for exchange and not withdrawn, and assuming that you remain our employee through the grant date, you will be entitled to receive new options to purchase the number of shares of our common stock that is equal to:

     o one-half of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is greater than $4.00 but less than $6.00, and

     o one-third of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is equal to or greater than $6.00,

in each case subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1995 Stock Plan and a new option agreement between us and you. All new options will be for whole shares only. Any partial share amount will be rounded down to the nearest whole share.

     If for any reason you are not an employee of TransPro or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we accepted.

     The term "expiration date" means 5:00 p.m., New York time, on August 2, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     - we increase or decrease the amount of consideration offered for the options;

     - we decrease the number of options eligible to be tendered in the offer;
or

     - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions in accordance with Section 14 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

     2.    PURPOSE OF THE OFFER.

     We issued the options outstanding under the 1995 Stock Plan to provide our employees with additional incentive to perform at high levels and to continue their employment with us. The growth and success of our business is dependent in part upon the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value.

     Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. From time to time, events relating to our business may occur which could significantly affect the price of our shares. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between cancellation of accepted options and grant of new options. You will be at risk of any increase in our share price for any reason.

     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange, our public announcements or our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e) any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation on a nationally recognized stock exchange;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition or disposition by any person of a material proportion of any of our securities; or

     (j) any material change in our certificate of incorporation or bylaws, or any actions that may materially impede the acquisition of control of us by any person.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision on whether to tender your options for exchange.

     3.  PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options.
-------------------------

     To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513, Attn: Jeffrey L. Jackson (fax:
203-401-6470). Jeffrey L. Jackson or a substitute designated by us in writing must receive all of the required documents before the expiration date. Unless extended by us, the expiration date is 5:00 p.m., New York time, on August 2, 2001.

     Delivery is not timely completed if the required documents are not received by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No
----------------------------------------------------------------------
Obligation to Give Notice of Defects.
-------------------------------------

     We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the foregoing, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.
----------------------------------------

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

     4.   WITHDRAWAL RIGHTS.

     You may withdraw your tendered options only in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before 5:00 p.m., New York time, on August 2, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 5:00 p.m., New York time, on August 3, 2001, you may withdraw your tendered options at any time after that date and time.

     To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed notice to withdraw tender and any other documents required by the notice to withdraw tender to TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513, Attn: Jeffrey L. Jackson (fax:
203-401-6470). Except as described in the following sentence, the notice to withdraw tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

     Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in Section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

     We will determine, in our discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing, we will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

     5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any canceled option. If your options are properly tendered and accepted for exchange, they will be canceled as of the date of our acceptance, which we anticipate to be the day after the scheduled expiration date of the offer. As the offer is scheduled to expire on August 2, 2001, we expect to cancel properly tendered and accepted options on August 3, 2001. Subject to the terms and conditions of this offer, you will be granted new options on or about the first business day that is six months and one day following the date of cancellation. If we cancel tendered options on August 3, 2001, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about February 6, 2002. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

     We will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted.

     If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you. The reason we would defer the grant to you of these other options is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants.

     IF FOR ANY REASON YOU ARE NOT AN EMPLOYEE OF TRANSPRO OR ONE OF OUR SUBSIDIARIES CONTINUOUSLY FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, AND THE TENDERED OPTIONS WILL BE CANCELED WHETHER OR NOT VESTED PRIOR TO THE TENDER. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, the options that you tendered and we accepted will be canceled and you will not receive anything in return.

     Although we may orally or in writing confirm receipt of the letter of transmittal through which you tender your options, for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide oral or written notice of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give oral or written notice to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

     6.   CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after July 5, 2001 and prior to the expiration date, any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (including any action or omission to act by us), for us to proceed with the offer or with the acceptance and cancellation of options tendered for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of TransPro or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

         (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

         (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

         (3) materially impair the contemplated benefits of the offer to us; or

         (4) materially and adversely affect the business, condition, income, operations, plans or prospects of TransPro or our subsidiaries;

     (c) there shall have occurred:

         (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

         (5) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on the business, condition, operations or prospects of TransPro or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

         (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

     (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

     (e) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     (f) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or stock ownership of TransPro or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

     The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our discretion regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

     7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is quoted on the New York Stock Exchange under the symbol "TPR." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

                                                HIGH             LOW
                                                ----             ---

July 1, 2001 through July 3, 2001             $3.80            $3.70
Quarter ended June 30, 2001                    3.80             2.45
Quarter ended March 31, 2001                   3.20             2.31
Quarter ended December 31, 2000                3.6875           2.125
Quarter ended September 30, 2000               5.1875           3.0625
Quarter ended June 30, 2000                    6.0000           4.2500
Quarter ended March 31, 2000                   6.5000           4.1875
Quarter ended December 31, 1999                6.8750           5.0000
Quarter ended September 30, 1999               7.9375           4.9375

Quarter ended June 30, 1999                    6.3750           4.3750
Quarter ended March 31, 1999                   6.2500           4.3125

     As of July 3, 2001, the closing price of our common stock was $3.80 per share, as reported by the New York Stock Exchange.

     We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

     8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration.
     --------------

     Subject to the terms of the offer, we will issue new options to purchase common stock under the 1995 Stock Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The tendered options will be canceled upon acceptance. The number of shares of common stock subject to new options to be granted to each option holder will be equal to:

     o one-half of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is greater than $4.00 but less than $6.00, and

     o one-third of the number of shares subject to the options tendered by you and accepted for exchange if the exercise price of the tendered option is equal to or greater than $6.00,

as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, then subject to the terms of the offer we would grant new options to purchase a total of 50,414 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 0.8% of the total shares of our common stock outstanding as of July 3, 2001.

     Terms of New Options.
     ---------------------

     The new options will be issued under the 1995 Stock Plan, and we will enter into a new option agreement with each eligible option holder for each tendered option that we have accepted. The terms and conditions of a new option may vary from the terms and conditions of the related tendered option, but generally the new options are intended to be substantially similar to the tendered options, except with respect to the number of shares, vesting schedule and the exercise price.

     The following description summarizes the material terms of the 1995 Stock Plan and the options granted under the plan.

     General.
     --------

     The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1995 Stock Plan is 600,000. The 1995 Stock Plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options, which are referred to as non-statutory options.

     Administration.
     ---------------

     The 1995 Stock Plan is administered by our board of directors, or a committee of the board appointed by the board. Subject to the terms of the plan, the administrator has the power to determine the terms and conditions of the option granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     -----

     Stock options granted under the 1995 Stock Plan generally expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting rights of all classes of our stock may not have a term of more than five years.

     Termination.
     ------------

     In the event of the termination of your employment relationship with us, your options will terminate, generally after a period of time following the termination of employment. If your employment is terminated for any reason other than death, your options under the 1995 Stock Plan generally may be exercised, to the extent the option was exercisable on the date of termination, for three months following the date of termination, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. If your employment is terminated as a result of your death, your options under the 1995 Stock Plan generally may be exercised (by your estate or other lawful successor to your rights under the option), to the extent the option was exercisable on the date of death, within one year following the date of death, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term.

     Exercise Price.
     ---------------

     Generally, the exercise price of options granted under the 1995 Stock Plan is determined by the administrator. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant, which is generally the closing sales price per share on the New York Stock Exchange on the date immediately preceding the date of grant (or, in the event that the grant date is not a trading date, on the immediately preceding trading date). The exercise price per share of incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of our stock must be at least 110% of the fair market value on the date of the grant. Non-statutory stock options may have any exercise price determined by the administrator, however, a non-statutory stock option granted to a "covered employee" under Section 162(m) of the Internal Revenue Code will generally have an exercise price per share equal to at least 100% of the fair market value on the date of grant, if the option is intended to qualify as performance-based compensation under that code section.

     The exercise price per share of the new options will be the fair market value on the date of grant. Our 1995 Stock Plan provides that the fair market value of the common stock on the date of grant shall be the last sale price of the common stock on the day next preceding such date as reported on the New York Stock Exchange Composite Tape or, in the event that no sale shall have taken place on a national securities exchange on such next preceding day, the last sale price of the common stock on the next preceding day on which there was a sale as reported on the New York Stock Exchange Composite Tape. In the absence of an established market for our common stock, the board of directors will determine the fair market value of the common stock in good faith.

     Options under the 1995 Stock Plan are exercisable for shares of our common stock, which currently is traded on the New York Stock Exchange. Companies listed on the New York Stock Exchange are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum closing price of at least $1.00 per share, that a company maintain at least $50 million in market capitalization or stockholders equity, and that the market capitalization of the company be at least $15 million. If a company's market capitalization and stockholders equity falls below $50 million, or the average closing price of its stock over 30 consecutive business days falls below the minimum bid price or the $15 million average minimum market capitalization threshold is not met over a 30 business day period, the New York Stock Exchange will send a deficiency notice informing the company that it has 45 calendar days to submit a plan to the New York Stock Exchange to regain compliance, and if the New York Stock Exchange does not accept the company's plan then a process will begin that could result in delisting from the New York Stock Exchange. In recent periods, our market capitalization has been within ten percent of the $15 million threshold, and it is possible that we could be delisted from the New York Stock Exchange before the grant date of the new options. However, if we were to receive a deficiency notice from the New York Stock Exchange as a result of our extended failure to meet the minimum market capitalization requirement for listing on the New York Stock Exchange, we would take all reasonable measures to maintain our listing. Our listing on the New York Stock Exchange is highly important to us.

     Note that delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and canceled; however, the new options would not be exercisable into securities that are traded on the New York Stock Exchange on the date of grant. Any market on which our common stock would then be traded would likely be a less liquid market than the New York Stock Exchange, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell shares of our common stock.

     Vesting and Exercise.
     ---------------------

     The terms of vesting are determined by the administrator. Vesting is contingent upon the option holder's continuous employment with us.

     Each new option will be 100% vested if the tendered options for which such new option is exchanged were 100% vested on the date of cancellation, provided that such new option may not be exercised for a period of six months after the date of grant in order to comply with SEC rules. Each new option that is received in exchange for tendered options not fully vested as of the date of cancellation will be subject to a new vesting schedule such that the options will vest at the rate of one-third of the total shares underlying the option on each of the one-year, two-year and three-year anniversaries of the date of grant.

     It is important to note the effect of the period that will be at least twelve months and one day between cancellation of tendered options and the earliest time at which the new options may be exercised. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at earliest, six months after the date of grant. This means, for example, that if the tendered option is already fully vested on the date of cancellation, then during the period between cancellation and six months after the grant of new option, you will not be able to purchase shares that you could have purchased under the terms of the canceled option even though the canceled option would have been fully vested. If the tendered option will not be fully vested on the date of cancellation, you will not be able to purchase shares that you could have purchased under the terms of the canceled option until the new option vests as described in the preceding paragraph. Further, if for any reason you are not an employee of TransPro or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender.

     Payment of Exercise Price.
     --------------------------

     Under the 1995 Stock Plan, an option holder may exercise options by delivering written notice to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price is determined by the administrator, and generally may consist of cash, check, or in shares of common stock having a fair market value equal to the exercise price, or a combination of the foregoing.

     Adjustments Upon Certain Corporate Events.
     ------------------------------------------

     If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event of a change of control of TransPro occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of TransPro, we will require the acquiring company to also assume the obligation to issue replacement options pursuant to this offer. This offer is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with TransPro and the acquiring company through the replacement option grant date. The amount of shares you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option. We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

     You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     Transferability of Options.
     ---------------------------

     Under the 1995 Stock Plan, stock options are not transferable, other than by will or the laws of descent and distribution, and are exercisable only by the option holder during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the option holder.

     Registration of Option Shares.
     ------------------------------

     We have registered 600,000 shares of our common stock issuable upon exercise of options under the 1995 Stock Plan under the Securities Act on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 13, 1995. This number includes all of the shares of our common stock issuable upon exercise of the new options to be granted under the offer. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     U.S. Federal Income Tax Information.
     ------------------------------------

     The following summary of certain U.S. federal income tax information is based on federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. This summary addresses general U.S. federal income tax implications of option grants and exercises under the 1995 Stock Plan and the disposition of stock acquired upon such exercises, and we strongly recommend that you consult your own tax advisor concerning your particular circumstances with respect to these matters. With respect to the exchange of tendered options for new options, you should refer to Section 13 for a summary discussion of U.S. federal income tax consequences of the exchange.

     Incentive Stock Options and Non-statutory Stock Options.
     --------------------------------------------------------

     Options granted under the 1995 Stock Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by
Section 422 of the Internal Revenue Code, or non-statutory stock options, which will not so qualify. All options granted to date under the 1995 Stock Plan have been non-statutory stock options and all options to be issued pursuant to the offer shall be non-statutory stock options.

     If an option granted under the 1995 Stock Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax, which is discussed below. We will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. However, if both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the common stock on the date of the option exercise or the sale price of the common stock. We would then be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20%, while the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

     All other options that do not qualify as incentive stock options are referred to as non-statutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price at the exercise date. The income recognized by an optionee who is also our employee will be subject to income and employment tax withholding by us, by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

     Alternative Minimum Tax.

     The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Internal Revenue Code. Under current law, the alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to taxable income adjusted for certain items, plus items of tax preference, less an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately. These exemption amounts are phased out for upper income taxpayers. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a non-statutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

     Our statements in this offer to exchange concerning the 1995 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1995 Stock Plan and the form of option agreement under the 1995 Stock Plan. Please contact us at 100 Gando Drive, New Haven, Connecticut 06513, Attn: Jeffrey L. Jackson (phone: 203-401-6450), to receive a copy of the 1995 Stock Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

     9.   INFORMATION CONCERNING TRANSPRO.

     Our company's name is TransPro, Inc., and our state of incorporation is Delaware. The address and telephone number of our principal executive offices are 100 Gando Drive, New Haven, Connecticut 06513, 203-401-6414. Our common stock is listed on the New York Stock Exchange under the symbol "TPR".

     TransPro designs, manufactures and markets radiators, heater cores, air conditioning parts (including condensers, compressors, accumulators and evaporators) and other heat transfer products for the automotive aftermarket. In addition, the Company manufactures and distributes radiators, charge air coolers, oil coolers and other specialty heat exchangers for OEMs of heavy trucks and industrial and off-highway equipment and the heavy truck aftermarket.

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001, is incorporated herein by reference and includes selected financial data, our discussion and analysis of financial condition and results of operations, risk factors, and consolidated financial statements. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, is incorporated herein by reference and includes unaudited financial data and our discussion and analysis of financial condition and results of operations. See Section 16 below for instructions on how you can obtain copies of these and our other reports filed with the Securities and Exchange Commission.

     10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of July 3, 2001, our executive officers and non-employee directors (12 persons) as a group beneficially owned options outstanding under our 1995 Stock Plan to purchase a total of 273,700 of our shares, which represented approximately 69.0% of the shares subject to all options outstanding under the plan as of that date. The offer is open only to option holders who are our employees. Only one member of our board of directors is an employee, and that member does not hold any options to purchase shares of our common stock that would be subject to the offer. Of the options held by our executive officers as of July 3, 2001, a maximum of 73,700 have an exercise price in excess of $4.00, which represented approximately 18.6% of the shares subject to all options outstanding under the plan as of that date. Our eligible executive officers have informed us that they intend to participate in the offer and tender their eligible options for exchange.

     There have been no transactions in our common stock or in options to purchase our common stock that were effected during the 60 days prior to July 5, 2001 by us or, to our knowledge after reasonable inquiry, by any of our executive officers, directors or affiliates other than the grant of options to purchase 40,000 shares, 25,000 shares and 25,000 shares to Charles E. Johnson, David Albert and Richard A. Wisot, respectively, on June 21, 2001 and the issuance on the same date of 30,175 shares of treasury stock to Barry R. Banducci for services rendered.

     11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the 1995 Stock Plan. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or securities quotation system on which our common stock is then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer provided that: (1) we will not grant any new options to those taking part in the offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and (2) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, and issuing the new options with an exercise price equal to the market value of the common stock on the date of grant, we believe we will not have to treat the new options as variable awards. We would incur compensation expense, however, if we grant any options having an exercise price less than or equal to $4.00 per share to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would need to adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options. If we determine that we would incur this compensation charge as a result of option grants to you in the interim period between acceptance of tendered options and grant of new options, we will defer the interim option grants. Therefore, if we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you for which you would otherwise be eligible before the new option grant date.

     12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in Section 6.

     13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The discussion in this Section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the 1995 Stock Plan and the disposition of stock acquired upon such exercises, see Section 8 above. This Section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating or declining to participate in the offer.

     Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. However, there is some risk that any incentive stock options you have may be affected even if you decline to participate in the exchange. If the Internal Revenue Services characterizes the option exchange program as a "modification" of the incentive stock options that could be exchanged (whether or not actually exchanged), the required holding period of those options could be extended, causing a disposition of option shares prior to the lapse of the new holding period to be treated similarly to a disposition of shares acquired pursuant to a non-statutory stock option, which is less favorable to the taxpayer than a disposition of shares acquired pursuant to an incentive stock option. In 1991, the IRS issued a private letter ruling in which a company's option exchange program was characterized as a modification of the incentive stock options that could be exchanged. However, private letter rulings give the opinion of the IRS on specific facts, and can only be relied upon by the recipient of the letter. Even if you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the disposition of shares received on exercise of your options.

     14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in Section 6, by giving oral or written notice of such termination or postponement to the option holders by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     - we increase or decrease the amount of consideration offered for the options;

     - we decrease the number of options eligible to be tendered in the offer;
or

     - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

     15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

     16.  ADDITIONAL INFORMATION.

     This offer to exchange is part of a Tender Offer Statement on Schedule TO with respect to the offer, which we have filed with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to tender your options:

     1. our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders and 2000 Annual Report to Stockholders, filed with the Securities and Exchange Commission on March 30, 2001;

     2. our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001.

     The SEC File Number for these filings is 1-13894. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W.     7 World Trade Center          500 West Madison Street
Room 1024                  Suite 1300                    Suite 1400
Washington, D.C. 20549     New York, New York 10048      Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     Our Securities and Exchange Commission filings are also available to the public on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Our common stock is quoted on the New York Stock Exchange under the symbol "TPR" and our Securities and Exchange Commission filings can also be read at the following address:

                    New York Stock Exchange, Inc.
                    20 Broad Street
                    New York, New York 10005

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                    TransPro, Inc.
                    Attn: Jeffrey L. Jackson
                    100 Gando Drive
                    New Haven, Connecticut 06513

or by telephoning us at 203-401-6414 between the hours of 9:00 a.m. and 4:00 p.m., New York time.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about TransPro should be read together with the information contained in the documents to which we have referred you.

     17.  MISCELLANEOUS.

This offer to exchange and our Securities and Exchange Commission reports referred to above include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Except for the historical information contained herein, the matters discussed in this offer to exchange are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. The documents filed by TransPro with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 30, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include but are not limited to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer and product mix, failure to obtain new customers, retain existing customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, and changes in interest rates. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

TransPro, Inc.                                     July 5, 2001

                                   SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TRANSPRO, INC.

     The directors and executive officers of TransPro, Inc. and their positions and offices as of July 3, 2001, are set forth in the following table:

NAME                                  POSITION AND OFFICES HELD
----                                  -------------------------

Barry R. Banducci.                    Chairman of the Board

William J. Abraham, Jr.               Director

Philip Wm. Colburn                    Director

Charles E. Johnson                    Director, President and Chief Executive
                                      Officer

Paul R. Lederer                       Director

Sharon M. Oster                       Director

F. Alan Smith                         Director

John F. Della Ventura                 President, G&O Division

Kevin O'Connor                        Executive Vice President, Go/Dan
                                      Industries Division

Richard A. Wisot                      Vice President, Treasurer, Secretary and
                                      Chief Financial Officer

Jeffrey L. Jackson                    Vice President - Human Resources

David Albert                          Vice President, Operations


     The address of each director and executive officer is: c/o TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513.

================================================================================


                    OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS

                    UNDER THE TRANSPRO, INC. 1995 STOCK PLAN

                TO PURCHASE COMMON STOCK HAVING AN EXERCISE PRICE
      IN EXCESS OF $4.00 PER SHARE HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

                              --------------------

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to TransPro, Inc., 100 Gando Drive, New Haven, Connecticut 06513, Attn: Jeffrey L. Jackson (phone:
203-401-6414, fax: 203-401-6470).

                              --------------------

                                  July 5, 2001

================================================================================